Exhibit 23.1

                            HANSEN, BARNETT & MAXWELL

                           A Professional Corporation

                          CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200
Member of AICPA Division of Firms Fax (801) 532-7944 Member of SECPS 345 East Broadway, Suite 200
Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693 www.hbmcpas.com


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of directors E-City Software, Inc.


As independent certified public accountants, we hereby consent to the use of our report dated May 1, 2001 with respect to the consolidated financial statements of E-City Software, Inc. included in this Registration Statement on Form SB-2, and consent to the use of our name in the "Experts" section of this Registration statement.

HANSEN, BARNETT & MAXWELL


Salt Lake City, Utah

May 25, 2001